UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

                        Commission File Number: 000-26461
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                          Global Vision Holdings, Inc.
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             (Exact name of registrant as specified in its charter)


         7811 Eads Avenue, Suite 113, La Jolla, CA 92037, (858) 452-3959
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.001 Par Value
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remain)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [X]            Rule 12h-3(b)(1)(i)        [_]
Rule 12g-4(a)(1)(ii)       [_]            Rule 12g-3(b)(1)(ii)       [_]
Rule 12g-4(a)(2)(i)        [_]            Rule 12g-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(ii)       [_]            Rule 12g-3(b)(2)(ii)       [_]
                                          Rule 15d-6                 [_]

Approximate number of holders of record as of the certification
or notice date:                                                   40

Pursuant  to the  requirements  of the  Securities  Exchange  Act of 1934 Global
Vision Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date: March 4, 2004            By:  /s/ Jack C. Chang
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                                    Jack C. Chang, President